EXHIBIT 3.(i).1

                            Articles of Incorporation
                                       of
                            MARICULTURE SYSTEMS, INC.


                                 Article 1. Name

The name of this Florida corporation is: MARICULTURE SYSTEMS, INC.

                               Article II. Address

The mailing address of the Corporation is:

                           MARICULTURE SYSTEMS, INC.
                           P.O. Box 669
                           Palm Beach FL 33480

                          Article III. Registered Agent

The name and address of the registered agent of the Corporation is:

                           Corporate Creations Enterprises
                           4521 PGA Boulevard #211
                           Palm Beach Gardens FL 33418

                         Article IV. Board of Directors

The affairs of the Corporation shall be managed by a Board of Directors consisting of no less than one director. The number of directors may be increased or decreased from time to time in accordance with the Bylaws of the Corporation. The election of directors shall be done in accordance with the Bylaws. The directors shall be protected from personal liability to the fullest extent permitted by law.

The name of each initial member of the Corporation's Board of Directors is:

                           Dale B. Finfronck, Jr.


                            Article V. Capital Stock

The Corporation shall have the authority to issue 20,000,000 shares of common stock, par value $.001 per share. The Corporation shall have the authority to issue 1,000,000 shares of preferred stock, par value $.001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors. The Corporation elects not


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to be governed by the  Affiliated  Transactions  Statutes,  F.S.  607.0901.  The
Control Share Acquisitions Statute, F.S. 607.0902, shall not apply to control share acquisitions of shares of the Corporation.

                            Article VI. Incorporator

The name and address of the incorporator is:

                           Corporate Creations Enterprises
                           4521 PGA Boulevard #211
                           Palm Beach Gardens FL 33418

                        Article VII. Corporate Existence

The corporate existence of the Corporation shall begin effective July 8, 1996

The authorized representative of the incorporator executed these Articles of Incorporation on July 8, 1996

Corporate Creations International Inc.

By:      /s/ Luis Uriarte
         -----------------------------------------
         Luis A. Uriarte Vice President